                                                                   Exhibit 10.1


                              [INTELLIGROUP LOGO]



                         EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of the 1st day of July 2005 (the "Effective Date"), between Intelligroup, Inc. (the "Company") and Ranjit Prithviraj (the "Executive"). The purpose of the Agreement will be to memorialize the terms and conditions of employment for the Executive.

NOW THEREFORE, in consideration of the mutual promises contained in the Agreement and for other good and valuable consideration, the sufficiency of which is hereby agreed, the Company and the Executive agree as follows:

1. EMPLOYMENT.

The Company agrees to employ and engage the services of the Executive as the CHIEF OPERATING OFFICER (COO), INTELLIGROUP ASIA PRIVATE LIMITED, BASED IN HYDERABAD, INDIA and the Executive agrees to serve the Company in such capacity. The Executive shall report directly to the CHIEF EXECUTIVE OFFICER (CEO) OF INTELLIGROUP.

2. TERM OF AGREEMENT.

The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement for a period of 2 years. This contract may be terminated by either party with 30 days notice.

3. GENERAL EMPLOYMENT TERMS.

The Executive shall devote normal business hours and be available to discuss the business and affairs of the Company five days per week. The Executive shall further use his best efforts to promote the interests of the Company, and perform faithfully and efficiently the responsibilities assigned to him. While employed by Company, Executive shall not engage in other employment, except with the prior written consent of the Company, which must be given in writing by an Officer of the Company.

4. COMPENSATION.

4.1 BASE SALARY. Executive shall receive an annual base salary equivalent of INR 8,155,000 ("Base Salary"). The Base Salary shall be payable in cash, subject to applicable withholdings, in accordance with the current payroll policies of the Company. The Base Salary shall be deemed effective as of April 7, 2005. The Company shall pay the Employee an amount equivalent to the difference between Employee's salary actually paid between April 7, 2005 and June 30, 2005 and the Base Salary.

4.2 INCENTIVE COMPENSATION BONUS. As further compensation, the Executive will be eligible to participate in the Company's Executive Incentive Plan. The Executive shall be eligible under such plan for a bonus in the amount of fifty percent (50%) of the Executive's annual base salary. This salary shall not be pro-rated for the first year of employment. The details of this plan will documented within the first 30 days of Executive's employment and will include a combination of mutually agreed upon financial, operational, and organizational objectives. The company and Executive shall in good faith agree to negotiate the details of the plan within the first 30 days.


Confidential                     Intelligroup, Inc.                           1

Executive may also be eligible for additional incentive compensation from time to time at the discretion of the Company.

4.3 EMPLOYEE BENEFITS. In addition, the Executive shall be eligible for all employee benefits offered to the Company's employees. In particular, the Executive will be entitled to the following benefits:

         (a) Vacation and Sick Leave. The Executive shall be eligible to participate in the Intelligroup Asia Pvt., Ltd.'s's standard vacation and sick leave benefit plan and the number of vacation days afforded to Executive under the terms of the plan shall be: 1) six (6) days of casual leave, 2) thirty (30) days of privileged leave and 3) six (6) days of sick leave per year.


         (b) Business Expense Reimbursement. The Executive shall receive reimbursement of all legitimate and reasonable business expenses to the extent necessary and incurred by the Executive on behalf of the Company pursuant to the written policies of the Company in this regard.

         (c) 401(k) Plan. The Executive is eligible to participate in the 401(k) retirement benefit (or equivalent in country of residence) plan made available to the employees of the Company pursuant to the terms and conditions of such plan.

         (d) Insurance Plans. The Executive is eligible to participate in the life, health, dental, short and long-term disability plans made available to the employees of the Company pursuant to the terms and conditions of such plans.

         (e) Changes to Employee Benefit Plans. Nothing in this Agreement shall prevent the Company from changing, modifying, amending or terminating the employee benefit plans of the Company so as to eliminate, reduce or otherwise change any benefits payable under this Agreement.

         (f) Indemnification. Executive will be a party to any standard indemnification agreement for the Company's executive officers & Directors that may be adopted by the Company and by the Board of Directors. The Executive shall have access to the policy.

         (g) Personal Expense Reimbursement. The Executive shall be reimbursed up to $15,000 per year for travel expenses incurred by Employee and his family related to annual travel to the United States.

5. STOCK OPTIONS. The Executive will be eligible for a grant of 200,000 stock options ("Options") with an effective date of June 1st, 2005. 100,000 options shall have strike price of $1.25, while the other 100,000 options will have a strike price of $1.50. The Options will vest in equal quarterly installments over four (4) years. The Options shall be governed by the terms and conditions of the Company stock option plan under which the grant is made as well as the standard Stock Option Agreement which must be signed by the Executive and the Company prior to such grants being effective. To the extent that there any conflicts between this agreement and the Company's Stock Option Agreement, those specific terms will be superseded by those in this agreement. The Executive shall have access to the Stock Option Agreement.


Confidential                     Intelligroup, Inc.                           2

6. CHANGE OF CONTROL.

Notwithstanding the foregoing, at the effective time of a pending "Change in Control", the vesting and exercisability of your options shall be accelerated by twelve months, effective as of the effective time of such "Change in Control". Further, should the Company terminate your employment or attempt to change the role as defined by this Agreement, your options shall be accelerated in full, effective as of the effective time of such "Change in Control". "Change in Control" shall mean (i) a merger, acquisition, sale of voting control or other business combination such that the shareholders of the Company who hold shares on the date of this Agreement no longer hold more than 49% of the voting power following completion of such transaction or, in case of a merger or other business combination, more than 49% of the voting power of the acquiring or surviving corporation and/or (ii) the sale of all or substantially all of the assets of the Company.


7. TERMINATION.

7.1 CAUSE. The Company may terminate the Executive's employment for Cause. For purposes of the Agreement, "Cause" shall mean (A) any act of dishonesty or knowing and willful breach of fiduciary duty by the Executive; (B) commission of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company or any conduct which is in violation of the Company's policies; (C) any material breach of any provision of the Agreement, or any other agreements between the Executive and Company, by the Executive; or (D) insubordination or refusal to perform assigned duties consistent with duties of the Executive's position or to comply with the reasonable directions of Company's Board of Directors. If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full accrued Base Salary through the date of termination at the rate in effect at the time of such termination, and the Company shall have no further obligation to the Executive under the Agreement or under any other agreements or plans. All other compensation including, without limitation, bonuses, severance and/or stock option grants shall be forfeited if the Executive is terminated for Cause. Should cause be determined to be (C) or
(D), the company shall give the Executive a 21 day written notice and an opportunity to correct the issues.

7.2 SEVERANCE. Employee shall be eligible for twelve months of severance (base salary) pay following the termination of this Agreement by Company for any reason other than Cause. The payments shall commence upon the day following termination and continue for a period of twelve months in accordance with the Company's standard payroll practices. The unvested options at the time of termination shall be cancelled and returned to the company.

8. MISCELLANEOUS.

8.1 ENTIRE AGREEMENT. The Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements between the parties, written or oral, to the extent they relate in any way to the subject matter hereof including, without limitation, any agreements entered into between Employee and Intelligroup Asia pvt ltd. The Intelligroup Standard Employee Terms agreement as executed by the Executive or executed in the future by the Executive, shall be made a part of the Agreement. In the event there are any inconsistencies between the Agreement and the foregoing agreements, the terms of the Agreement shall take precedence.

8.2 NO ASSIGNMENT; ASSUMPTION. The Agreement is personal to the Executive and shall not be assignable by the Executive. The Agreement shall inure to the benefit of and be binding upon any successor to the business or assets of the company which assumes the Agreement, whether expressly or by operation of law.

8.3 GOVERNING LAW. This is a New Jersey contract and shall be construed under and is governed in all respects by the laws of New Jersey, without giving effect to any conflict of laws principles of New Jersey law. Any legal action or suit related in any way to the Agreement shall be brought exclusively in the courts of New Jersey. Both parties agree that the courts of New Jersey are the exclusive convenient forum for the resolution of disputes.


Confidential                     Intelligroup, Inc.                           3

8.4 AMENDMENTS. No amendments of any provision of the Agreement shall be valid unless the same shall be in writing and signed by both the Company and the Executive.

8.5 SEVERABILITY. Any term or provision of the Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.6 RELOCATION EXPENSES. All reasonable relocation expenses (up to a maximum of $15,000 USD) shall be covered by the company. This shall include the following: transaction costs associated with the sale of the Executive's primary residence, airfare for the Executive and family members to relocate to Hyderabad India, and moving expenses associated with personal items.

8.7 INSURANCE. The company shall make best efforts to retain its existing Directors & Offers Insurance Policy.

8.8 TAXES. The Company shall work with employee to insure that Employee's tax burden shall equate to that of India solely. In the event that Employee incurs tax liability in the United States, the Company shall cover any out-of-pocket expenses incurred by Employee in this regard including, without limitation, advancement of additional tax payments which may be required by the Employee in the United States, provided that the payment of such advances shall be promptly repaid to the Company upon payment by the US authorities.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date first above written.

/s/ Ranjit Prithviraj
----------------------------------
Executive                                  Company

                                           /s/ Vikram Gulati
                                           -----------------------------------
                                           Name: Vikram Gulati
                                           Title: CEO and President


Confidential                     Intelligroup, Inc.                           4